"Bind-Encapsulate-Destroy"

**NanoViricides**

Incorporated

**NNVC** (NYSE American)

Issuer Free-Writing Prospectus
Filed Pursuant to Rule 433
Form S-1 Registration Number: 333-235306,
filed November 29, 2019.

# NanoViricides' Topical Drug Candidate Against Shingles (VZV) Preparing for Regulatory Trials; An Array of Indications in Herpecide™ Program Alone

*Corporate Presentation*
*December 15, 2019*

*Presented by:*
Anil R. Diwan, PhD
President & Exec. Chairman
Mobile: 203-606-9180
adiwan@nanoviricides.com

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)
Slide 1

"Bind-Encapsulate-Destroy"

**NanoViricides**

Incorporated

*NNVC (NYSE American)*

Issuer Free Writing Prospectus
dated December 15, 2019
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus
dated November 29, 2019
Registration No. 333-235306

NanoViricides, Inc. (the "Company") has filed a Registration Statement on Form S-1 (including a preliminary prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. This document does not provide full disclosure of all material facts relating to the securities offered. Before you invest, you should read the prospectus and other documents the company has filed with the SEC incorporated therein for more complete information about us and the offering, including the risk factors relating to us and the securities offered. You may obtain these documents for free on the SEC website www.sec.gov or by contacting Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, New York 10019, Attn: Syndicate Department, Email: syndicate@aegiscap.com, (212) 813-1010.

This free writing prospectus relates to the offering of shares of our common stock, par value $0.001 per share (the "Common Stock").

This company presentation may include forward-looking statements. All forward-looking statements are subject to a number of risks, uncertainties and assumptions, and you should not rely upon forward-looking statements as predictions of future events. You can identify forward-looking statements by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "will," "plan," "potential," "predict," "project," "should," "would" or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes.

This presentation discusses drug candidates that are under pre-clinical study and anticipated to advance into human clinical trials and that have not yet been approved for marketing by the Food and Drug Administration. No representation is made as to the safety or efficacy of these product candidates for the use for which they are being studied. All forward-looking statements are based upon current estimates and expectations about future events and financial and other trends. There is no guarantee that future results, performance or events reflected in the forward-looking statements will be achieved or occur. No person assumes responsibility for the accuracy and completeness of the forward-looking statements, and, except as required by law, no person undertakes any obligation to update any forward-looking statements for any reason after the date of this company presentation. Certain data in this presentation was obtained from various external sources. Neither the Company nor its affiliates, advisers or representatives have verified such data with independent sources. Accordingly, neither the Company nor any of its affiliates, advisers or representatives make any representations as to the accuracy or completeness of that data or to update such data after the date of this presentation. Such data involves risks and uncertainties and is subject to change based on various factors.

Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described in the prospectus and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks.

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)
Slide 2

6OLGH © All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE - Amer.: NNVC) 6OLGH  ‹$OO5LJKWV5HVHUYHG1DQR9LULFLGHV,QF$3XEOLFO\7UDGHG&RPSDQ\ 1<6(  $PHU119& Presentation Layout Industry - Leading Platform Technology Exclusively Licensed from TheraCour Pharma, Inc. Developing Drugs that Virus May Not Escape due to Mutations Our Own cGMP - Capable Manufacturing, R&D, and Nanomedicine Characterization Facility Enables Rapid Development and Potential for Early Commercialization Revenues On Our Own Broad Pipeline with Multi - Billion Dollar Markets - Current Focus on HerpeCide™ Program with a Franchise of Drugs Lead Drug Candidate - NV - HHV - 101 for Shingles Rash Indication Investment Thesis - Company Valuation, cGMP Manufacturing Capabilities, Platform Technology, Multiple Candidates and Programs, Poised for a Strong Future NV - HHV - 101 - Shingles Rash - First Drug Candidate Technology Strategy, Other Programs Team 3

# Novel Platform Technology: A nanoviricide® is a Cell Mimic

## Viral Resistance to the Nanoviricide Drug is Unlikely because Even as the Virus Mutates, It Still Binds to the Same Cell Surface Receptor(s), in the Same Fashion



HIV Particle binding to a Cell via CD4 and a Coreceptor
p24
p17
Reverse transcriptase
RNA
protease
RNA
gp120 on virus (binds CD4, CCR5 and CXCR4 on the Cell)
CCR5
Chemokine receptor
CD4 on Cell
receptors
CD4 lymphocyte
The Cell
CD4 "Key" that binds to HIV
Make Ligands to Mimic the "Keys"
CCR5 "Key" that binds to HIV
A nanoviricide®

A nanoviricide "Looks Like" a Human Cell to the Virus

A nanoviricide is large enough for a virus particle to latch onto it. Yet small enough to circulate readily in the body.

Rather than the virus particle entering into a nanoviricide, a nanoviricide wraps around the virus particle and encapsulates by using the virus particle's very same ability to enter a

Artificial Cell Bio-Mimicry Technolog

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-mkt: NNVC)

Slide 4

# A NanoViricide® Attacking a Virus Particle: Unique, Novel, Nanotech Design


Attacking the Virus Using Its Own, Conserved, Cell-Binding Features:
Multi-point, Multi-targeted Therapeutics
Bound nanoviricide® lipid fusion with virus particle
2
ENCAPSULATE
DESTROY
Bound nanoviricide® wrapping onto virus particle
3
4
BIND
A nanoviricide®
A virus particle destroyed by a nanoviricide®
1
A nanoviricide® binds to a virus particle

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-mkt: NNVC)
Slide 5

Slide © All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE - mkt: NNVC) Slide  ‹$OO5LJKWV5HVHUYHG1DQR9LULFLGHV,QF$3XEOLFO\7UDGHG&RPSDQ\ 1<6(  PNW119& 1DQRYLULFLGHV'LVPDQWOLQJ0&099LUXV3DUWLFOH &RQWURO Treated $ C Virus Dismantled; Capsids Spilling Out A: intermediate state; C: total dismantling MCMV Virus Particle Containing Multiple Capsids  ‹$OO5LJKWV5HVHUYHG1DQR9LULFLGHV,QF$3XEOLFO\7UDGHG&RPSDQ\ 119&

# NanoViricides is a Unique Drug Developer Company with Its Own cGMP-Capable Manufacturing Capability



**Clinical Product Supply Capability for Mostly All of Our Nanoviricides**

**Significant Time and Cost Savings**

**Potential for Manufacturing Commercial Product - Market Entry & Early Revenues**

- Nanomedicines Characterization Facility
- Virology BSL-2 Certified Lab
- Protect Proprietary Technology & Intellectual Property
- Rapid Transfer from Lab Bench to cGMP Manufacture
- Highly Customizable and Flexible Pharma Manufacturing Capability
- Skin Creams, Eye Drops, Gels, Injectables, Oral…



© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)
Slide 7

# NanoViricides Platform Technology Has Enabled Several Drug Programs for a Broad Drug Pipeline

## Pre-Clinical Successes Achieved in Several Programs

FluCide™
a. Injectable


For
Hospitalized
Patients

FluCide™
b. Oral


For Out-Patients

HivCide™
"Functional
Cure?"


HIV

DengueCide™
Avoid ADE


West Nile Virus,
Yellow Fever
Virus,
Jap. Encephalitis

Other
Programs


Rabies
Ebola/M
arburg

Many More Possibilities for the Platform

| FluCide™ Injectable | FluCide™ Oral | HIVCide™ | DengueCide™ | Other Programs: Platform Technology |
|---|---|---|---|---|
| Potentially One Drug for All Influenzas | Potentially One Drug for All Influenzas | Potentially "Functional Cure" | Avoid ADE Effect | Select Ligand for Different Virus |
| Injectable for High Potency | Oral for Ease of Use by Out-Patients | Possibly the Only Technology Platform that Can Enable Total Cure of HIV by Hunting Out Latent Infection | NanoViricides has Orphan Drug Benefits in US & EU | Select Polymer Backbone for Desired Route of Administration |

The overall anti-viral market addressed by our programs was estimated to be $40 billion in 2018 and $65.5 billion in 2023[a]

a. Jain Pharma Biotech - Antivirals Report, 2014

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)

Slide 8

Our Current Focus is on the HerpeCide™ Program Regulatory Development

# NanoViricides Leveraging Herpecide Program Developments into Multiple Drugs Franchise

| VZV Shingles | HSV-2 Genital Lesions | HSV-1 Cold Sores | Herpes Keratitis | "ARN" Acute Retinal Necrosis |
|---|---|---|---|---|
| Dermal Topical Cream | Genital Lesions Topical Cream | Dermal Topical Cream | Eye Drops | VZV, HSV-1, HSV-2 mainly<br>B |
| VZV Lead Drug Candidate NV-HHV-101 | HSV-2 | HSV-1 | Herpes Keratitis | Acute Retinal Necrosis |
| Shingles Rash Treatment | Genital Ulcers Treatment | Cold Sores Treatment | Herpes Keratitis Treatment | Acute Retinal Necrosis Treatment |
| IND-Enabling Studies; Pre-Clinical | Pre-Clinical Optimization | Pre-Clinical Optimization | Pre-Clinical | Pre-Clinical |
| Dermal Topical Skin Cream | Dermal Topical Skin Cream | Dermal Topical Skin Cream | Eye Drops | Injectable |
| Additional Future Indications in HerpeCide Program | | | | |
| Chickenpox (Possibly Orphan Drugs) | PHN (Post-Herpetic Neuralgia) | Recurrent Herpes Labialis | | |

Market Size for HerpeCide™ Program Drugs estimated at Over $3-$5 Billion

Lead Indication Shingles Rash Market Size estimated at $1 Billion or More

(takes into account impact of Shingrix and other Vaccines)

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)

Slide 9

# NanoViricides' Regulatory Strategy

- Dermal Topical Drug as First Candidate -> Quicker Path
  - rather than systemic therapeutics
- Multiple Indications with Same Drug Candidate or its Derivatives to Maximize Shareholder Value and ROI

*Distribute Development Costs over Multiple Indications*

  - VZV Shingles
  - HSV-2 Genital Herpes
  - HSV-1 Herpes Labialis "Cold Sores"
  - Herpes Keratitis (HSV-1 >95%) (External Eye)
  - Also: Ocular Herpes; Acute Retinal Necrosis; Other Indications



Shingles Rash
from img.webmd.com



Herpes Keratitis Stromal vascularization, Lipid keratopathy



Herpes Cold Sores
from www.removecoldsores.com

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)
Slide 10

Slide  ‹$OO5LJKWV5HVHUYHG1DQR9LULFLGHV,QF$3XEOLFO\7UDGHG&RPSDQ\ 1<6(  $PHU119& Slide Lead Drug Candidate NV - HHV - 101: Business Case Potentially Billion+ Dollar Market for Topical Shingles Rash Treatment alone, even after the new vaccine Shingrix® has been introduced 500,000 to 1,000,000 Cases Annually in the USA Alone Additionally, NV - HHV - 101 is Expected to Lead into Dermal Topical Treatments for: HSV - 1 “Cold Sores”, and HSV - 2 “Genital Ulcers” Open Multi - Billion Dollar Additional Markets Many Additional Indications Expanding Indications means Improving ROI and Maximizing Shareholder Returns

# Lead Drug Candidate NV-HHV-101 Status - Getting Ready for IND Filing

Indication: Shingles Rash Treatment. Form: Topical Skin Cream

Anticipate Human Clinical Trials to Begin in CY 2020 Q1/Q2

- FDA Response "Generally Adequate" on Pre-IND Filed with FDA
- Non-Clinical Safety/Toxicology Studies Complete - except certain analyses
- Awaiting GLP Safety/Toxicology Study Reports
- External Collaborations for IND Write-ups, Clinical Trial Design, eCTD Conversion, and FDA Submission in Progress
- Clinical Trial Site Selection in Progress
- Proposed Adaptive Protocol Phase I Plus Phase IIa Combined



Shingles Rash
from img.webmd.com

IND Filing - Major Milestone

Program Expected to Provide Value-Driving Data Reads As the Trials Progress

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)
Slide 12

Slide  ‹$OO5LJKWV5HVHUYHG1DQR9LULFLGHV,QF$3XEOLFO\7UDGHG&RPSDQ\ 1<6(  $PHU119& 6OLGH © All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE - Amer.: NNVC) Investment Thesis: NanoViricides Platform Technology and Facility Platform Technology - A “Venus - Fly - Trap” for Viruses - “Bind - Encapsulate - Destroy” - Drugs that Viruses Cannot Escape by Mutations Multiple Drug Programs with Many Candidates having demonstrated Successful Animal Model Effectiveness and Safety Enable Continuing Future Growth Own cGMP Manufacturing Facility Supplying Clinical Product Needs Saves Money, Time, and Minimizes IP Exposure May Enable Production for Early Commercial Market Entry Early Successes - Strong Effectiveness in Influenza, HIV Now Focused on Regulatory Development of Drugs in HerpeCide™ Program IND - Enabling Safety and Effectiveness of First Drug Candidate Demonstrated Validate Platform Substantially as First Drug Goes Through Clinical Trials 13

6OLGH © All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE - Amer.: NNVC) Slide  ‹$OO5LJKWV5HVHUYHG1DQR9LULFLGHV,QF$3XEOLFO\7UDGHG&RPSDQ\ 1<6(  $PHU119& Investment Thesis: NanoViricides Valuation Company Founded and taken public (reverse shell merger) in 2005 - Platform Technologies Licensed from TheraCour Pharma, Inc. Market Cap Historically Around $100~150M Uplisted to NYSE - American in September 2013 Moved to Integrated cGMP Manufacturing & R&D Facility in 2015 Fully Owned Facility Asset Value ~$10M Net - of - Depreciation Focused on Regulatory Development of HerpeCide Program “Valley of Death” Phenomenon Valuation May be Anticipated to Go Substantially Higher with First Drug Entering Clinical Trials Large Market Sizes Enable Strong Future Potential 14

# Shingles Rash breakouts - HHV-3 aka VZV

Unmet Medical Need : Available drugs in use not very effective (vaccines exist)

The chickenpox virus surviving in ganglia causes Shingles in adults

- About 500,000 to 1 Million Cases Per Year in the USA Alone
- Risk Increases with Age



Shingles Rash
from img.webmd.com

Triggered by Reduced Immune Function

- Stress, Age, Immune Compromised/Suppressed

Severe Stinging Pain & Zosteriform Rash

- Pain May Persist for Months or Years After Resolution of Outbreak - PHN
- Virus Damaged Nerves Continue to Signal Sharp, Debilitating Pain
- Pain Could be Avoided/Minimized if Virus is Controlled

Broad-Spectrum HerpeCide™ Could be a Highly Effective Drug

Potential Billion+ Dollar Market Size projected even after the new vaccine introduction

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)
Slide 15

# Lead Drug Candidate NV-HHV-101
# Dermal Topical Skin Cream for Treating Shingles Rash

Risk is Minimized for Human Clinical Studies,
ince Efficacy and Safety Data are Obtained in Human Skin Itsel

Standard of Care, Valtrex® Oral, is Not Very Effective

- Because viral TK enzyme activity required for converting Acyclovir class of drugs to active form is very poor in VZV compared to HSV-1 or HSV-2

5x More Effective than Acyclovir in Cell Culture

Human Skin Patch Organ Culture Studies ->

- Highly Effective
- Very Safe - No Histological Changes
- Studies in Professor Jennifer Moffat Lab, Upstate Medical Center, SUNY, Syracuse, NY
- Professor Moffat is a Leading Researcher in VZV Infection

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)
Slide 16

Slide  ‹$OO5LJKWV5HVHUYHG1DQR9LULFLGHV,QF$3XEOLFO\7UDGHG&RPSDQ\ 1<6(  $PHU119& Slide © All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE - Amer.: NNVC) Optimization Studies VZV (Shingles) Topical Candidates Highly Effective - Five Times More Effective against VZV than Acyclovir in Cell Cultures (Pre - Clinical)  Also, Against HSV - 1 and HSV - 2, Found Similar Strong Effectiveness in Cell Cultures using multiple virus strains and multiple cell lines Poster Presented by NanoViricides at the American Society of Virology Annual Meeting, 2018, Madison, WI.

6OLGH © All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE - Amer.: NNVC) VZV Infected Skin - Basal Layer Breaches seen, Also, Multinucleated Giant Cells seen Slide © All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE - Amer.: NNVC) VZV (Shingles) Topical Drug Candidates Are Highly Effective Match Efficacy of Cidofovir in Human Skin Organ Culture Model of VZV Infection (Pre - Clinical)  Note: Cidofovir is higly toxic ( https://reference.medscape.com/drug/vistide - cidofovir - 342606#5 ) Poster Presented by Moffat Group, SUNY Syracuse Upstate Medical Center, at the International Conference on Antiviral Research, June 11 - 15, 2018, Porto, Portugal 19   7UHDWHG9=9,QIHFWHG6NLQ 1RUPDO'HUPLVDQG(SLGHUPLV 1RYLUDOLQILOWUDWLRQRUOHVLRQV VHHQ

## VZV (Shingles) Topical Candidate Moving Rapidly To Clinical Trials

### Preliminary Non-GLP Safety/Tolerability Studies in Rats Successful (2018)

No clinically observable adverse safety and toxicology effects in topical administration

No clinically observable adverse safety and toxicology effects in systemic administration (IV or IP)

No observable direct effects on the primary organ functions whether the drug was administered to the skin or systemically

- liver and kidney function is unaffected, among other organs

Consistent with Strong Safety Observed in Human Skin Patch Efficacy Model Studies

**Thereupon Undertook Manufacturing Scale-up,
Final Drug Candidate Optimization,
Final Drug Product Formulation, and
Entry into IND-enabling Safety/Toxicology Studies ("Tox Package")**

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)
Slide 19

# VZV (Shingles) Topical Drug Candidate : IND-Enabling Safety/Toxicology Package Studies Non-GLP Studies

Non-GLP Portion of IND-Enabling Safety/Toxicology Studies Completed by BASi, IN ca. February, 2019

Excellent Safety Profile Observed

cGMP Manufacture for GLP Safety/Toxicology Studies Completed

GLP Studies began in May, 2019, at BASi, IN

## GLP Safety/Toxicology Studies

In-life Portion of GLP Studies completed in July 2019, at BASi, IN

Excellent Safety Profile Observed in Clinical Observations

Toxicokinetics Studies In Progress - Almost Complete

Histological Studies Complete

Awaiting Reports

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)

Slide 20

# HerpeCide™ Program Future Expansion

## Drug Candidates in Current HerpeCide Program
## May Have Applications Against Other HerpesViruses:

Epstein-Barr Virus:

- Mononucleosis
- Monoclonal Gammopathy
- other B-cell diseases, etc.

Cytomegalovirus: Retinitis, Organ Transplant etc.

HHV-6A, HHV-6B, HHV-7

- several diseases are associated
- encephalopathy, epilepsy
- sialoadenopathy, Sicca syndrome
- T-cell diseases

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)
Slide 21

Slide © All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE - Amer.: NNVC) Slide  ‹$OO5LJKWV5HVHUYHG1DQR9LULFLGHV,QF$3XEOLFO\7UDGHG&RPSDQ\ 1<6(  $PHU119& Strong Executive Team Anil R. Diwan, PhD President & Exec. Chairman Co - Founder Led Uplisting to NYSE - American Exchange in 2013 Raised $65M Co - Inventor of Nanoviricides® & of TheraCour ® 25+ years Leadership & Entrepreneurial experience Key Patents, Several NIH SBIR Awards PhD (Biochem Eng - Rice), BTech (ChemEng - IITB) 22 5DQGDOO:%DUWRQ3K' &62DQG$FWLQJ&52  <HDUVRI3KDUPDFHXWLFDO,QGXVWU\([SHULHQFH LQ'UXJ'LVFRYHU\DQG3UH  FOLQLFDO5HJXODWRU\ 'HYHORSPHQW )RUPHU'LUHFWRURI,Q  9LWUR&DUGLRYDVFXODU 5HVHDUFKDW%RHKULQJHU,QJHOKHLP 1HYLUDSLQH 9LUDPPXQHŒ 'HYHORSPHQW 9LVLWLQJ)DFXOW\DWWKH8QLYHUVLW\RI &RQQHFWLFXW0HGLFDO6FKRRO)DUPLQJWRQ&7 Meeta R. Vyas, MBA CFO 30+ years Experience in Corporate Performance Improvement, Finance, M&A, EBITDA Growth… Previously: Principal, The Gores Group; Director, Kamylon Capital; CEO, Signature Brands, Inc. (a public company, known for “Mr. Coffee”); Ran $1B GE Appliances Division; Consultant, McKinsey & Company MBA (Fin.) Columbia, BS (ChemEng) MIT Jayant Tatake, PhD VP, R&D 30+ Years of Pharmaceutical Industry Experience in Drug Discovery, Manufacturing, QA/QC, CRO Synthesis, Scale - up, Formulations, and Pharmaceutical cGMP Expertise Former Asst. Director, Pharma. Analytics, InterPharm, Inc. Co - Inventor of Nanoviricides® & TheraCour® PhD UICT, Bombay

# Board of Directors

**Anil R. Diwan, PhD**
**President & Exec. Chairman**

Co-Founder, Led Uplisting to NYSE-Amer. in 2013, Raised $65M+, Co-Inventor of Nanoviricides® & of TheraCour ®
25+ years Leadership & Entrepreneurial experience

**Not an Independent Board Member**
**Director and Chairman Since Founding in 2005**

**Stanley Glick, CPA ✓**
**Chairman, Audit Committee**

Auditing, Accounting, Tax, & Mgmt. Advisory Services
Financial Management Oversight, Civic Leader

**Independent Board Member and**
**Chair of Audit Committee since June 2012**

**James Sapirstein, MBA ✓**

35+ Years of Pharmaceutical Industry Experience, with over 2 dozen Product Launches at Big Pharma and Small Pharma. ex-CEO of ContraVir (CTRV). Board member of Enochian Biosci. (ENOB), RespireRx Pharma. (RSPI), and Leading Biosci. (pvt.). Also a Board member of BIONJ and a Board Director for BIO (on both the Health Section Governing & Emerging Companies Section)

**Independent Board Member since November, 2018**

**Mark Day, PhD ✓**

16+ Years of Pharmaceutical Industry Experience. Associate Professor, Translational Neuroscience (Adjunct) at Yale University. Ex-CEO of Bioasis (OTC: BIOAF). Previously Exec VP of Ext. Research & Scouting at Alexion. Global Lead Bus. Dev. and Head of Virology and CNS Diseases at BMS. Head, Translational Imaging & Biomarkers at Abbott Labs. Discovery Head, CNS Transl. Medicine at Wyeth Research.

**Independent Board Member since June, 2019**

✓ = Independent Board Member

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)
Slide 23

Slide © All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE - Amer.: NNVC) 5HFDS “Resistance is Futile” - Antiviral Nanomachines Designed to Destroy Viruses Despite Viral Mutations Broad and Deep Pipeline based on Platform Technology In - house cGMP Manufacture Enabling Early Commercial Revenues On Its Own Major Regulatory Progress and Milestones to Occur Throughout Next Several Years Starting with Upcoming IND for NV - HHV - 101 Shingles Rash Human Skin Pre - clinical Studies De - risk Clinical Development Strong Asset Position Expert team Valuation

The End

© All Rights Reserved, NanoViricides, Inc., A Publicly Traded Company (NYSE-Amer.: NNVC)
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